Exhibit 10.7.1
LEASE AGREEMENT
between
N/S SAWGRASS OFFICE ASSOCIATES, LLC
a Delaware limited liability company
and
CERAMIC PROTECTION CORPORATION
a Canadian corporation
Dated: April 12, 2007

Sawgrass Technology Park
1655 NW 136th Avenue, Building M
Sunrise, Florida 33323

Summary of Lease
THIS DOCUMENT IS MERELY A SUMMARY AND ANY PROVISIONS OF THE LEASE AND OTHER AGREEMENTS BETWEEN LANDLORD AND TENANT SHALL PREVAIL OVER CONFLICTING PROVISIONS CONTAINED HEREIN.

(A)	LANDLORD’S MAILING ADDRESS:	c/o Stiles Property Management Company
300 SE Second Street
Ft. Lauderdale, FL 33301

	TENANT’S NAME:	Ceramic Protection Corporation

MAILING ADDRESS:
	Prior to Occupancy:	590 Sawgrass Corporate Parkway Sunrise, FL 33323

	Following Occupancy:	1655 NW 136th Avenue Sunrise, FL 33323

(C)	DEMISED PREMISES:	Building “M” containing
Approximately 128,144 rentable square feet
1655 NW 136th Avenue
Sunrise, FL 33323

(D)	TERM:	Sixty Five and One Half (65.5) months

(E)	COMMENCEMENT DATE:	April 13, 2007

	EXPIRATION DATE:	September 30, 2012

(F)	BASE RENT:	$5.00 per rentable square foot

(G)	INTERIM OPERATING EXPENSES:	$3.79 per rentable square foot

(H)	SECURITY/DAMAGE DEPOSIT:	$100,000.00

(I)	PERMITTED USE:	For the manufacture and assembly of
armor vest and other body armor
protective equipment use, as detailed
in Section 5.1

(J)	TENANT IMPROVEMENT
	ALLOWANCE:	N/A

(K)	GUARANTOR:	N/A

(L)	EXHIBITS:	The following exhibits attached to this Lease are hereby
incorporated herein and made a part hereof.

EXHIBIT “A”	Premises
EXHIBIT “B”	Site Plan
EXHIBIT “C”	Legal Description
EXHIBIT “D”	Intentionally Deleted
EXHIBIT “E”	Intentionally Deleted
EXHIBIT “F”	Rules and Regulations
EXHIBIT “G”	Rider 1
EXHIBIT “H”	Exclusions from Operating Costs

Please make all checks payable to:	N/S SAWGRASS OFFICE ASSOCIATES, LLC
C/O Stiles Property Management Company
300 SE 2nd Street
Ft. Lauderdale, FL 33301
PLEASE INCLUDE N/S SAWGRASS OFFICE ASSOCIATES, LLC AS AN ADDITIONAL INSURED ON ALL INSURANCE POLICIES.

LEASE AGREEMENT
     THIS LEASE AGREEMENT (hereinafter referred to as the “Lease”) is made, entered into and effective this 12th day of April, 2007 (the “Effective Date”) by and between N/S SAWGRASS OFFICE ASSOCIATES, LLC, a Delaware limited liability company (hereinafter referred to as “Landlord”) and CERAMIC PROTECTION CORPORATION, a Canadian corporation qualified to do business in the State of Florida (hereinafter referred to as “Tenant”).
W I T N E S S E T H:
     THAT LANDLORD, in consideration of the rents and agreements hereafter promised and agreed by Tenant to be paid and performed, does hereby lease to Tenant, and Tenant does hereby lease from Landlord, the Premises described herein, subject to the following terms.
ARTICLE I
DESCRIPTION OF PROPERTY; TERM
Section 1.1 Description of Property.
     Landlord hereby leases to Tenant and Tenant hereby leases from Landlord 128,144 rentable square feet of space identified as Building M (hereinafter referred to as the “Premises”) approximately as shown on Exhibit “A” attached hereto, which is in “Sawgrass Technology Park” located at 1655 NW 136th Avenue, Building M, Sunrise, Florida 33323 (hereinafter referred to as the “Building”) as depicted on the site plan attached hereto as Exhibit “B”. The Building and the parcel of land on which it is located as legally described in Exhibit “C” is collectively referred to herein as the “Property”. The “Common Areas” of the Property include such areas and facilities as delivery facilities, walkways, landscaped and planted areas, and parking facilities and are those areas designated by Landlord for the general use in common of occupants of the Property, including Tenant. The Common Areas shall at all times be subject to the exclusive control and management of Landlord. Landlord may grant third parties specific rights concerning portions of the Common Areas. Landlord may increase, reduce, improve, or otherwise alter the Common Areas, otherwise make improvements, alterations, reductions or additions to the Property, and change the name by which the Property is known. Landlord may also temporarily close the Common Areas to make repairs, provided that Tenant is provided with unimpeded ingress and egress to and from the Premises. In addition, Landlord may temporarily close the Property and preclude access to the Premises in the event of casualty, governmental requirements, acts of terrorism, the threat of an emergency such as a hurricane or other act of God, or if Landlord otherwise reasonably deems it necessary in order to prevent damage or injury to person or property. This Lease does not create, nor will Tenant have any express or implied easement for, or other rights to, air, light, or view over, from, or about the Property.
Section 1.2 Term.
     Tenant shall have and hold the Premises for a term of Sixty Five and One Half (65.5) months (hereinafter referred to as the “Term” or “Lease Term”), commencing on April 13, 2007

(hereinafter the “Commencement Date”), and expiring on September 30, 2012 (the “Expiration Date”). Tenant agrees that on or prior to the Commencement Date, it will execute an Estoppel Certificate certifying said dates. Tenant’s failure to execute the Estoppel Certificate shall not affect the rights and/or obligations of Tenant hereunder or the establishment of the Commencement Date or the Expiration Date of the Lease Term. Notwithstanding the fact that the Commencement Date of the Lease Term commences after the date of the execution of this Lease, all of the representations, warranties, covenants, indemnities and obligations of Landlord and Tenant shall, except as expressly otherwise set forth in this Lease or unless the context clearly requires otherwise, be effective and binding on Landlord and Tenant (and enforceable by either) as, of, from and after the Effective Date of this Lease.
Section 1.3 Option to Renew.
     (a) Tenant shall have the option (the “Renewal Option”) to extend the term of this Lease, for one (1) additional period of five (5) years (being referred to herein as a “Renewal Term”) upon the terms and conditions contained in this Section if each of the following conditions shall be fully satisfied: (i) At the time of the exercise of the Renewal Option and at the commencement of the Renewal Term, this Lease shall be in full force and effect, (ii) the Tenant named in this Lease shall have continuously occupied the Premises, without interruption, sublease or assignment since the original Commencement Date through the date of the commencement of the Renewal Term, (iii) no event of default shall exist at the time of the exercise of the Renewal Option or at the commencement of the Renewal Term, (iv) no facts or circumstances shall exist at the time of the exercise of the Renewal Option or at the commencement of the Renewal Term which, with notice and/or lapse of time, could constitute an event of default, (v) Tenant shall have provided written notice to Landlord in accordance with the terms of this Lease of Tenant’s exercise of the Renewal Option (a “Renewal Notice”) and such Renewal Notice shall actually be received by Landlord no later than nine (9) months prior to the commencement of the Renewal Term, and (vi) prior to the commencement of the Renewal Term, Tenant shall have executed and delivered to Landlord such documents as may reasonably be requested by Landlord to evidence the extension of the expiration date of the Lease in accordance with this Section 1.3. The Renewal Notice shall be irrevocable once given by Tenant to Landlord. In the event the Tenant fails to deliver to Landlord the Renewal Notice as required above, or if the other terms and conditions for the exercise of the Renewal Option have not been satisfied, then the Renewal Option shall be null and void and this Lease shall expire or terminate as otherwise provided in the Lease, without regard to any extension contemplated by this Section 1.3.
     (b) In the event Tenant qualifies for and duly exercises the Renewal Option, (i) the five (5) year Renewal Term shall commence on the day immediately following the original Expiration Date of this Lease and the Expiration Date of the Lease shall thereafter be five (5) years after the commencement of the Renewal Term, and (ii) all terms and conditions of the Lease shall continue to be applicable to the Renewal Term except as follows: (A) Base Rent for the Renewal Term shall be as provided in subsection (c) below, (B) Landlord shall have no obligation to perform any work, pay any amounts (through the reimbursement of costs incurred by Tenant or otherwise), or incur any liability in connection with the build-out, improvement, refurbishment, or modification of the Premises, and (C) the Tenant shall have no further right to extend or renew this Lease.

     (c) The Base Rent during the first year of the Renewal Term shall be at ninety-five (95%) percent of the “fair market value”, but in no event shall the Base Rent be less than the proceeding Lease Year. Upon Tenant notifying Landlord that it has exercised its Renewal Option in accordance with this Section 1.3, Landlord shall notify Tenant of its determination of the then “fair market value” for the Premises. If Tenant disagrees with Landlord’s determination of the fair market value, it shall notify Landlord within ten (10) business days thereafter, and both Landlord and Tenant shall engage the services of an independent third party broker to determine the fair market value. If the fair market value of both brokers are within ten (10%) percent of each other (utilizing the highest of the two rental rates for determination of the ten (10%) percent determination), then the average of the two brokers will be binding fair market value. If the fair market value submitted by the two brokers are not within ten (10%) percent of each other, then the two brokers shall collectively select a third broker to determine the fair market value, and the third broker’s determination, which must be equal to either of the two fair market values submitted by the other two brokers, or in between the two, shall be the binding fair market value. All such brokers shall be licensed in the state of Florida and knowledgeable of the rental rates in the Western Broward market and the costs, if any, associated with the third broker’s determination shall be shared equally between Landlord and Tenant.
     The Base Rent during each year of the Renewal Term (excluding the first year thereof) shall increase by three (3%) percent over the previous year’s Base Rent.
     (d) Notwithstanding anything to the contrary provided in the Lease, Tenant shall accept the Premises in its then “AS IS” condition for the Renewal Term.
ARTICLE II
BASE RENT
Section 2.1 Base Rent; Late Charge; Sales Tax.
     Tenant agrees to pay Landlord Base Rent for the first year of the Lease Term following the Base Rent Commencement Date (defined below) in the amount of Five and 00/100 Dollars ($5.00) times the rentable square footage of the Premises as set forth in Section 1.1 above (the “Base Rent”), payable in twelve (12) equal monthly installments due on or before the first day of each and every month during the first year of the Lease Term, plus any partial month if the Commencement Date is other than the first day of the month. In addition, Tenant shall, during the entire Lease Term, and any renewal terms, be responsible for the payment of Operating Expenses (hereafter defined) as provided in Article III below (the Base Rent and Operating Expenses shall be considered Rent as that term is used in Florida Statute Chapter 83 and shall sometimes be collectively referred to as the “Rent”). Unless otherwise expressly provided, all monetary obligations of Tenant to Landlord under this Lease, of any type or nature, other than Base Rent, shall be designated as Additional Rent. In the event the Commencement Date is a day other than the first day of the month, the first payment of Rent shall be prorated accordingly and shall be due and payable on the Commencement Date. In the event any monthly Rent payment is not paid within five (5) days after it is due, Tenant agrees to pay a late charge of five (5%) percent of the amount of the payment due. Tenant further agrees that the late charge imposed is fair and reasonable, complies with all laws, regulations and statutes, and constitutes an agreement between Landlord and Tenant as to the estimated compensation for costs and administrative expenses incurred by Landlord due to the late payment of Rent by Tenant. Tenant further agrees that the late charge assessed pursuant to this Lease is not interest, and the late charge assessed does not constitute a lender or borrower/creditor relationship between Landlord and Tenant, and may be treated by Landlord as Additional Rent owed by Tenant. The late charge is not intended to cover Landlord’s attorneys’ fees and costs relating to delinquent Rent. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to such late payment by nor prevent Landlord from exercising any other rights or remedies available to Landlord under this Lease. Tenant shall, together with each payment of Rent, pay to Landlord all sales, use or other taxes pertaining to the Rent which shall be remitted by Landlord to the Florida Department of Revenue or other appropriate taxing authority. No security or guaranty which may now or hereafter be furnished to Landlord for the payment of Rent due hereunder or for the performance by Tenant of the other terms of this Lease shall in any way be a bar or defense to any of Landlord’s remedies under this Lease or at law. Tenant’s covenant to pay Rent and all other amounts due under this Lease (including, without limitation, Base Rent and Operating Expenses) is independent of all other covenants contained in this Lease. Landlord agrees to waive the late payment charge one time in each Lease Year.
     Commencing on the first anniversary of the Base Rent Commencement Date (defined below) and each and every anniversary thereafter, the Base Rent shall increase by eight (8%) percent over the previous year’s Base Rent.
Section 2.2 Base Rent Abatement.
     Landlord hereby agrees to abate Tenant’s payment of Base Rent only during the first five (5) months of the Lease Term (e.g. during the months of April 2007 — August, 2007, referred to as the “Base Rent Abatement Period”). For purposes of this Lease, the Base Rent Commencement Date shall be deemed to be September 1, 2007. Notwithstanding the foregoing, Tenant hereby agrees to pay Tenant’s Proportionate Share of Operating Expenses as set forth in Article III below during the entire Term of the Lease, including the Base Rent Abatement Period described above. The entire amount of Base Rent otherwise due and payable during the Base Rent Abatement Period shall become immediately due and payable upon the occurrence of an event of material default by Tenant under the Lease.
Section 2.3 Payment Without Notice or Demand.
     The Rent called for in this Lease shall be paid to Landlord without notice or demand, and without counterclaim, offset, deduction, abatement, suspension, deferment, diminution or reduction. Tenant hereby waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or the Premises or any party thereof, or to any offset, deduction, abatement, suspensions, deferment, diminution or reduction of the Rent on account of any such circumstances or concurrence.
Section 2.4 Place of Payment.
     All payments of Rent shall be made and paid by Tenant to N/S SAWGRASS OFFICE ASSOCIATES, LLC, c/o Stiles Property Management Company, 300 SE 2nd Street, Ft. Lauderdale, FL 33301 or at such other place as Landlord may, from time to time, designate in writing to Tenant. All Rent shall be payable in current legal tender of the United States, as the same is then by law constituted. Any extension, indulgence, or waiver granted or permitted by Landlord in the time, manner or mode of payment of Rent, upon any one (1) or more occasions, shall not be construed as a continuing extension, indulgence or waiver, and shall not preclude Landlord from demanding strict compliance herewith.
ARTICLE III
OPERATING EXPENSES
Section 3.1 Operating Expenses.
     In addition to the Base Rent, Tenant shall pay as additional rent its proportionate share (hereinafter referred to as “Tenant’s Proportionate Share”) of Operating Expenses (defined below) of all Operating Expenses of the Property, except the following designated Operating Expenses for which Tenant’s Proportionate Share shall be specifically the following:

Real Estate Taxes	10.55%
Insurance	3.85%
Landscape	15.65%
Security	15.20%
Repair and Maintenance	15.75%
Fire and Life Safety	14.45%
HVAC	7.00%
Common Area Facilities	14.75%
Tenant’s Proportionate Share shall be determined by dividing the rentable square footage of the Premises by the rentable square footage of the Property. At the present time, Tenant’s Proportionate Share is 19.91%.
Operating Expenses shall be paid to Landlord in accordance with the following provisions:
A.	Landlord shall furnish to Tenant within thirty (30) days prior to the beginning of each calendar year, including the first calendar year following the year in which the Commencement Date occurs, a budget setting forth Landlord’s estimate of Operating Expenses for the Property for the upcoming year. Tenant shall pay to Landlord, on the first day of each month an amount equal to one-twelfth (1/12th) of Landlord’s estimate of the Operating Expenses for that calendar year. If there shall be any increase or decrease in the Operating Expenses for any year, whether during or after such year, Landlord shall furnish to Tenant a revised budget and the Operating Expenses shall be adjusted and paid or credited, as the case may be. If a calendar year ends after the expiration or termination of this Lease, the Operating Expenses payable hereunder shall be prorated to correspond to that portion of the calendar year occurring within the Term of this Lease.

B.	Within 120 days after the end of each calendar year, Landlord shall furnish to Tenant an operating statement showing the actual Operating Expenses incurred for the preceding calendar year. Upon request by Tenant, Tenant shall the right to review pertinent back up documentation evidencing the Operating Expenses, and may be provided with copies of same at Tenant’s expense. Tenant shall either receive a refund or be assessed an additional sum based upon the difference between Tenant’s Proportionate Share of the actual Operating Expenses and the Operating Expense payments made by Tenant during said year. Notwithstanding, Landlord agrees that Tenant’s Proportionate Share of the Tenant’s Operating Expenses which are “Controllable” as hereinafter defined, shall not increase by more than five (5%) percent per calendar year over the preceding calendar year’s actual Operating Expenses. The “Controllable” Operating Expenses, shall be deemed to mean all Operating Expenses set forth Section 3.1 (C), with the exception of the following: (1) Real Estate Taxes; (18) Utilities; and (20) Insurance. Any additional sum owed by Tenant to Landlord shall be paid within ten (10) days of receipt of assessment. Any refund owed by Landlord to Tenant shall be credited toward Tenant’s next month’s rental payment. Tenant waives and releases any and all objections or claims relating to Operating Expenses for any calendar year unless, within 30 days after Landlord provides Tenant with the annual statement of the actual Operating Expenses for the calendar year, Tenant provides Landlord notice that it disputes the statement and specifies the matters disputed. If Tenant disputes the statement then, pending resolution of the dispute, Tenant shall pay the Operating Expenses in question to Landlord in the amount provided in the disputed statement.

C.	The term “Operating Expenses” shall mean, without duplication, the total of all of the costs incurred by Landlord relating to the ownership, operation, and maintenance of the Property and the services provided tenants of the Property. By way of explanation and clarification, but not by way of limitation, Operating Expenses will include the costs and expenses incurred for the following:
1.	Real Estate Taxes. The term “Real Estate Taxes” shall mean all ad valorem and non-ad valorem taxes, assessments, and other charges by any governmental authority, including real and personal property taxes, transit and other special district taxes, franchise taxes, and solid waste assessments that are imposed on the Building or Property. If a tax shall be levied against Landlord in substitution in whole or in part for the Real Estate Taxes or otherwise as a result of the ownership of the Building or Property, then the other tax shall be deemed to be included within the definition of “Real Estate Taxes”. “Real Estate Taxes” shall also include all costs incurred by Landlord in contesting the amount of the assessment of the Building or Property made for Real Estate Tax purposes, including attorneys’, consultants’, and appraisers’ fees;

2.	pest control;

3.	intentionally deleted;

4.	porter and matron service;

5.	security;

6.	Common Areas decorations;

7.	repairs, maintenance, and alteration of the systems of the Building and/or Property, Common Areas, and other portions of the Building or Property to be maintained by Landlord;

8.	amounts paid under easements or other recorded agreements affecting the Building or the Property, including assessments paid to property owners’ associations;

9.	repairs, maintenance, replacements, and improvements that are appropriate for the continued operation of the Building as a first class building;

10.	improvements required by law;

11.	improvements in security systems;

12.	materials, tools, supplies, and equipment to enable Landlord to supply services that Landlord would otherwise have obtained from a third party;

13.	expenditures designed to result in savings or reductions in Operating Expenses;

14.	landscaping, including fertilization and irrigation supply;

15.	parking area maintenance and supply;

16.	property management fees limited to three (3%) percent of gross revenues of the Property;

17.	an onsite management office (or the pro rata share only of an off-site management office based on Landlord’s estimate of the percentage allocated to the Property);

18.	Utilities. all utilities serving the Building and Property and not separately billed to or reimbursed by any tenant of the Building;

19.	cleaning, window and washing services;

20.	Insurance. all insurance customarily carried by owners of comparable buildings in the Sunrise area or required by any mortgagee of the Building or Property;

21.	supplies;

22.	service and maintenance contracts for the Building or Property;

23.	wages, salaries, and other benefits and costs of employees of the Landlord up to and including the building manager (including a pro rata share only of the wages and benefits of employees who are employed at more than one building; which pro rata share shall be determined by Landlord and shall be based on Landlord’s estimate of the percentage of time spent by the employees at the Property);

24.	legal, accounting, and administrative costs; and

25.	uniforms and working clothes for employees and the cleaning of them.
     There shall be deducted from Operating Expenses those items set forth on Exhibit “H” attached hereto and made part hereof.
     Notwithstanding the foregoing, Landlord and Tenant acknowledge that Landlord shall not be responsible for furnishing any janitorial services, nor responsible for the cost of all utilities serving the Premises, which is the Tenant’s responsibility. Tenant shall also be responsible for the payment of all dumpster charges for its trash removal.
Section 3.2 Interim Operating Expenses.
     During the period from the Commencement Date through December 31, 2007, Tenant shall pay as Interim Operating Expenses $3.79 per square foot per year, payable monthly, which is merely an estimate of the actual Operating Expenses for such period. Not later than 120 days after the end of the calendar year, Landlord shall compute the actual Operating Expenses incurred during such period. Tenant shall either receive a refund or be assessed an additional sum based upon the difference between Tenant’s Proportionate Share of the actual Operating Expenses and the payments of Interim Operating Expenses made by Tenant during such period. Any additional sum owed by Tenant to Landlord shall be paid within thirty (30) days of receipt of assessment. Any additional sum owed by Landlord to Tenant shall be credited toward Tenant’s next month’s Rent payment.
ARTICLE IV
SECURITY/DAMAGE DEPOSIT
Section 4.1 Security/Damage Deposit.
     Simultaneously with the execution of this Lease, Tenant shall pay the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Security Deposit”) to be held by Landlord as security for Tenant’s full and faithful performance of this Lease including the payment of Rent. Tenant grants Landlord a security interest in the Security Deposit. The Security Deposit may be commingled with other funds of Landlord and Landlord shall have no liability for payment of any interest on the Security Deposit. Upon written notice to tenant, Landlord may apply the Security Deposit to the extent required to cure any default by Tenant. If Landlord so applies the Security Deposit, Tenant shall deliver to Landlord the amount necessary to replenish the Security Deposit to its original sum within ten (10) days after notice from Landlord. The Security Deposit shall not be deemed an advance payment of Rent or a measure of damages for any default by Tenant, nor shall it be a defense to any action that Landlord may bring against Tenant.
ARTICLE V
USE OF PREMISES
Section 5.1 Use of Premises.
     Tenant shall continuously use and occupy the Premises only for the manufacture of ceramic plates for use in and the assembly of armor vest and other body armor protective equipment use. Tenant may use high degree gas/electric kilns and vacuum furnaces provided same complies with and is permitted by all applicable codes and regulations. Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose. Tenant shall not use or permit the use of the Premises for any of the Restricted Uses set forth in Exhibit “E” attached hereto which are the subject of exclusive restrictions granted by Landlord to other tenants in the Building. Tenant shall not do or permit any act which would constitute a public or private nuisance or waste or which would be a nuisance or annoyance or cause damage to Landlord or Landlord’s other tenants or which would invalidate any policies of insurance or increase the premiums thereof, now or hereafter written on the Building and/or Premises. Tenant shall conform to the Rules and Regulations of Landlord. “Rules and Regulations” shall mean the rules and regulations for the Building promulgated by Landlord from time to time. The Rules and Regulations which apply as of the Effective Date of this Lease are attached as Exhibit “F”. Tenant is authorized to seek a rezoning, variance or special exception on Landlord’s behalf in the event that such procedure is required in order to permit the Premises to be used as set forth herein. Landlord agrees to fully cooperate with Tenant and not oppose any such application.

     Notwithstanding anything to the contrary in the Rules and Regulations, Tenant shall be permitted to conduct its own food service operating soley for the benefit of its own employees, but may under no circumstances prepare food for or sell food to third parties. Tenant shall have the right to use tables outside of the Building in a mutually agreeable designated area Tenant’s employees shall be permitted to smoke in a designated area outside of the Building.
ARTICLE VI
PARKING
Section 6.1 Parking.
     There shall be available at the Building two hundred fourteen (214) parking spaces for the non-exclusive use of Tenant. Landlord has and reserves the right to alter the methods used to control parking and the right to establish such controls and rules and regulations (such as parking stickers to be affixed to vehicles) regarding parking that Landlord deems desirable. Tenant’s employees, agents, contractors, and invitees shall abide by all posted roadway signs in and about the parking facilities. Landlord shall have the right to tow or otherwise remove vehicles of Tenant and its employees, agents, contractors, or invitees that are improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of Tenant or the owner of the vehicle, or both, and without liability to Landlord. On request by Landlord, Tenant shall furnish Landlord with the license numbers and descriptions of any vehicles of Tenant, its principals, employees, agents, and contractors. Parking spaces may be used for the parking of passenger vehicles only and shall not be used for parking commercial vehicles or trucks (except sports utility vehicles, mini-vans, and pick-up trucks utilized as personal transportation), boats, personal watercraft, or trailers. No parking space may be used for the storage of equipment or other personal property. Tenant may park its trucks overnight in the parking area.
ARTICLE VII
TENANT IMPROVEMENTS
Section 7.1 Intentionally Deleted
Section 7.2 Acceptance of Premises.
     Landlord represents and warrants base Building systems are in good operating condition on then Lease Commencement Date. Landlord shall be responsible to repair and maintain all utility systems outside the Building at its cost. Light bulbs and ballasts are warranted by Landlord for a one year period from and after the Lease Commencement Date. Other than as set forth above, Tenant acknowledges that Landlord has not made any representations or warranties with respect to the condition of the Premises and neither Landlord nor any assignee of Landlord shall be liable for any latent defect therein. The taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises were in good and satisfactory condition at the time such possession was taken. If Landlord shall give Tenant permission to enter into possession of the Premises prior to the Commencement Date, such possession or occupancy shall be deemed to be upon all the terms, covenants, conditions, and provisions of this Lease.

ARTICLE VIII
LANDLORD AND TENANT OBLIGATIONS
Section 8.1 Tenant’s Obligations.
     Except to the extent Landlord is obligated to repair and maintain the Premises as provided below, Tenant shall, at its sole cost, repair, replace, and maintain the Premises (including the walls, ceilings, and floors in the Premises, and any specialized electrical, plumbing, mechanical, fire protection, life safety and HVAC systems servicing the Premises requested by Tenant exclusively for their use) in a clean, attractive, condition commensurate with the condition in which the Building was received. All replacements shall be of equal quality and class to the original items replaced. Tenant shall not commit or allow to be committed any waste on any portion of the Premises. Tenant shall be responsible for all repairs, the need for which arises out of: (a) the performance or existence of Tenant’s Work or alterations; (b) the installation, use or operation of Tenant’s property in the Premises; (c) the moving of Tenant’s property in or out of the Building; (d) the act, omission, misuse or neglect of Tenant or any of its officers, employees, agents, contractors or invitees. All such repairs and maintenance shall be performed at such times and in such a manner as shall cause the least interference with the operation of the Building and the use of the Building by other occupants. By taking possession of the Premises, Tenant agrees that the Premises are in good condition and repair.
Section 8.2 Landlord’s Obligations.
     Landlord shall repair and maintain in good order and condition, ordinary wear and tear excepted, the Common Areas, mechanical and equipment rooms, the roof of the Building, the exterior walls of the Building, the exterior windows of the Building, the structural portions of the Building, the elevators, and the electrical, plumbing, mechanical, fire protection, life safety, and HVAC systems servicing the Building. Landlord shall pay the cost of the repairs as to the exterior windows of the Building, the structural portions of the Building, and the walls of the Building. However, unless the Waiver of Subrogation section of this Lease applies, Tenant shall pay the cost of any such repairs or maintenance resulting from acts or omissions of Tenant, its employees, agents, or contractors. Additionally, Landlord shall replace the Building standard fluorescent light tubes in the Premises. Except as may be caused by Landlord’s negligent acts or omissions, Tenant waives all claims against Landlord for damage to person or property arising for any reason in connection with Landlord’s performance of repair and maintenance obligations set forth herein. Landlord shall comply with all applicable laws, ordinances, rules and regulations of any governmental entity, agency or authority having jurisdiction over the Property.
Section 8.3 Floor Loads; Noise and Vibration.
     Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry or which is allowed by law. Business machines and mechanical equipment belonging to Tenant which cause noise, electrical interference or vibration that may be transmitted to the structure of the Building or to the Premises to such a degree as to be objectionable to Landlord shall, at Tenant’s expense, be placed and maintained by Tenant in settings of cork, rubber, or spring-type vibration eliminators sufficient to eliminate such noise, electrical interference or vibration.

Section 8.4 Services and Utilities.
     Landlord shall have the right to select the Building’s electric service provider and to switch providers at any time. It shall be the responsibility of Tenant to pay for all utilities with respect to the Premises. At the present time, it is acknowledged that the electric service is separately metered, and the Tenant shall promptly reimburse Landlord for all electric expenses incurred on behalf of Tenant and paid by Landlord to the utility provider as Additional Rent. In no event shall Landlord be liable for damages resulting from the failure to furnish any service, and any interruption or failure shall in no manner entitle Tenant to any remedies including abatement of Rent.
     Tenant acknowledges that Landlord is not providing any janitorial services to the Premises, and Tenant shall be responsible for any janitorial services required for its Premises. Tenant shall also be responsible for its own trash removal and payment for any/all dumpster charges incurred for trash removal.
Section 8.5 Telecommunications.
     (a) Tenant’s Responsibility. Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be and remain solely in the Premises and the telephone closet(s) on the floor(s) on which the Premises is located, in accordance with the Rules and Regulations adopted by Landlord from time to time. Unless otherwise specifically agreed to in writing, Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment, including wiring; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Tenant agrees that, to the extent any such service is interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.
     (b) Necessary Service Interruptions. Landlord shall have the right, upon reasonable prior notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or installation of telecommunications equipment for other tenants of the Building. Landlord acknowledges, however, that this service cannot be interrupted or turned off if Tenant is under a Presidential order to produce product.
     (c) Removal of Equipment and Wiring and Other Facilities. Any and all telecommunications equipment installed in the Premises or elsewhere in the Building (including aerials and antennae) by or on behalf of Tenant, including wiring, or other facilities for telecommunications transmittal, shall be removed prior to the expiration of the Term, by Tenant at its sole cost or, at Landlord’s election, by Landlord at Tenant’s sole cost, with the cost to be paid as Additional Rent. Landlord shall have the right, however, upon written notice to Tenant given no later than 30 days prior to the expiration or earlier termination of the Term, to require Tenant to abandon and leave in place, without any payment to Tenant or credit against Rent, any and all telecommunication, wiring and related infrastructure, or selected components thereof, whether located in the Premises or elsewhere in the Building. Tenant shall not be responsible to remove wiring, conduit etc. that is installed in the Building as of the Lease Commencement Date. Further, in the event that Tenant arranges to have installed such items, Landlord shall not be entitled to retain same if those items are the property of a third party.
     (d) New Telecommunications Provider Installations. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines through other equipment within the Building without first securing the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. The Landlord’s approval, if given, shall not be deemed any kind of warranty or representation by Landlord, including without limitation, any warranty or representation as to the suitability, confidence, or financial strength of the provider. If Landlord gives its approval, the following shall be applicable and the approval shall be conditioned upon the compliance with following: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its service, including without limitation, the cost of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items including, but not limited to performance bonds, as Landlord reasonably determines to be necessary to protect its financial interest and the interest of the Building related to the proposed activities of the provider; (iii) the provider must agree to abide by rules and regulations, building and other codes, job site rules and such other requirements as are determined by Landlord to be necessary to protect the interest of the Building and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to proposed Alterations described in this Lease; (iv) prior to the provider bringing any equipment or materials into the Building, the Landlord must determine, in its discretion, that there is sufficient space in the Building for the placement of all of the provider’s equipment and material; (v) the provider must agree to abide by Landlord’s requirements, if any, that the provider use existing building conduits and pipes, use contractors approved by Landlord, or use Landlord’s contractors; (vi) the provider must agree to deliver to Landlord detailed, “as-built” plans immediately after the installation of the provider’s equipment is complete; and (viii) all the foregoing matters must be documented in a written license agreement between Landlord and the provider, the form and content of which shall be reasonably satisfactory to Landlord and which shall be executed and delivered prior to the installation of any equipment or material in the Building.
     (e) Limits on Provider Relationship. Notwithstanding anything herein to the contrary, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease.
     (f) Installation and Use of Wireless Technologies. Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antenna and satellite receiver dishes, within the Premises or the Building, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. Such consent may be conditioned in such manner so as to protect Landlord’s financial interest and the interest of the Building, in a manner similar to the arrangement described in the immediately preceding paragraphs. Landlord reserves the right, at Tenant’s sole cost and expense, to obtain a survey or require Tenant to obtain a survey, at Tenant’s sole cost and expense, from a surveyor acceptable to Landlord, to determine the impact of any such installation on the Building and/or the Property.

     (g) Liability for Equipment Interference. In the event that telecommunications equipment, wiring and facilities or satellites and antenna equipment of any kind installed by or at the request of Tenant within the Premises, on the roof, or elsewhere within or on the Building causes interference to equipment used by another third party, Tenant shall assume all liability related to such interference. Tenant shall use reasonable efforts, and shall cooperate with Landlord and other third parties to promptly eliminate such interference. In the event Tenant is unable to do so, Tenant will substitute alternative equipment which remedies the situation. If such interference persists, Tenant shall discontinue the use of such equipment, and at Landlord’s discretion, remove such equipment according to specifications provided by Landlord. Tenant agrees to and shall indemnify and hold Landlord harmless for any liabilities and claims against Landlord resulting from such interference.
ARTICLE IX
LANDLORD’S AND TENANT’S PROPERTY
Section 9.1 End of Term.
     Except for the kilns and furnaces that may be installed in the Building, which shall always remain the property of Tennant and must be removed from the Building without any claim by Landlord to such equipment, regardless of the degree of affixation to the Building, all Alterations, including HVAC equipment, wall coverings, carpeting and other floor coverings, ceiling tiles, blinds and other window treatments, lighting fixtures and bulbs, built in or attached shelving, built in furniture, millwork, counter tops, cabinetry, all doors (both exterior and interior), bathroom fixtures, sinks, kitchen area improvements, and wall mirrors, made by Landlord or Tenant to the Premises shall become Landlord’s property on the expiration or sooner termination of the Lease Term. On the expiration or sooner termination of the Lease Term, Tenant, at its expense, shall remove from the Premises all moveable furniture, furnishings, equipment, and other articles of moveable personal property owned by Tenant and located in the Premises that can be removed without damage to the Premises. Tenant, at its expense, shall also remove all computer and telecommunications wiring and all non-standard Alterations to the Premises, including any vault, stairway, or computer room Alterations or any Alterations involving roof, ceiling, raised flooring or floor penetrations. Additionally, Tenant shall be responsible for any and all personal property taxes relating to Tenant’s property located within the Premises. Tenant shall repair any damage caused by the removal. Any items of Tenant’s property that shall remain in the Premises after the expiration or sooner termination of the Lease Term, may, at the option of Landlord, be deemed to have been abandoned, and in that case, those items may be retained by Landlord as its property to be disposed of by Landlord, without accountability to Tenant or any other party, in the manner Landlord shall determine, at Tenant’s expense. Tenant shall be responsible to repair any and all damage to the Premises resulting from its removal of any equipment or personal property, and upon its failure to do so, Landlord may have such repairs effectuated and Tenant shall be responsible for immediate payment to Landlord for the cost of same.

Section 9.2 Landlord’s Lien and Security Interest.
     Intentionally Deleted
ARTICLE X
INSURANCE
Section 10.1 Tenant’s Insurance.
     A. Tenant shall obtain and keep in full force and effect the following insurance coverages:
1.	Commercial General Liability. Commercial general liability insurance, including contractual liability, on an occurrence basis, on the then most current Insurance Services Office (ISO) form, with combined single limits of $5 million per occurrence for death, bodily injury, and property damage, which coverage limits may be effected with umbrella coverage; provided, however, that any such umbrella policy shall specify therein, or Tenant shall furnish Landlord with a written statement from the insurer or its agent specifying, the amount of the total insurance allocated to the Premises and confirmation that losses occasioned by Tenant at other facilities will not diminish the amount of insurance coverage available for the Premises below the amount required herein.

2.	Property. Property insurance on the ISO causes of loss—special form, in an amount adequate to cover 100% of the replacement costs, without co-insurance, of all of Tenant’s property at the Premises naming Landlord and its mortgagee as loss payees as their interests may appear.

3.	Business Interruption. Business income and extra expense insurance covering the risks to be insured by the property insurance described above, on an actual loss sustained basis, but in all events in an amount sufficient to prevent Tenant from being a co-insurer of any loss covered under the applicable policy or policies.

4.	Workers’ Compensation. Workers’ compensation insurance covering Tenant and its employees for all costs, statutory benefits, and liabilities under state workers’ compensation, disability, and similar laws.

5.	Other Insurance. Such other insurance as may be reasonably required by Landlord.
     B. All insurance policies shall be written with insurance companies having a policyholder rating of at least “A-” and a financial size category of at least “Class XII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies. The commercial general liability insurance policy shall name Landlord and Landlord’s directors, members, officers, partners, agents, employees, property manager and managing agent as additional insureds and shall provide that they may not be terminated or modified in any way that would materially decrease the protection afforded Landlord under this Lease without 30 days’

advance notice to Landlord. Tenant shall furnish evidence of insurance (on ACORD 27 or other form acceptable to Landlord) including specifically a dated endorsement from Tenant’s insurance company for the applicable coverage period. Coverage amounts for the commercial general liability insurance may be increased after commencement of the third full year of the Lease Term, if Landlord shall reasonably determine that an increase is necessary for adequate protection.
Section 10.2 Waiver of Subrogation and Waiver of Claims.
     Landlord and Tenant each expressly, knowingly, and voluntarily waive and release any claims that they may have against the other or the other’s employees, agents, or contractors for damage to its properties and loss of business (specifically including loss of Rent by Landlord and business interruption by Tenant) as a result of the acts or omissions of the other party or the other party’s employees, agents, or contractors (specifically including the negligence of either party or its employees, agents, or contractors and the intentional misconduct of the employees, agents, or contractors of either party), to the extent any such claims are covered (without regard to losses not compensated as a result of such things as coinsurance adjustments or deductibles) by the workers’ compensation and property insurance described in this Lease, the ISO forms of business income and extra expense insurance policies, even if not maintained by Tenant, or other property insurance that either party may carry at the time of an occurrence. Landlord and Tenant shall each, on or before the earlier of the Commencement Date or the date on which Tenant first enters the Premises for any purpose, obtain and keep in full force and effect at all times thereafter a waiver of subrogation from its insurer concerning the workers’ compensation and all forms of property insurance maintained by it for the Property.
Section 10.3 Casualty Damage.
     Tenant shall maintain sufficient insurance on the Building in its reasonable discretion for casualty damage. If: (a) the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s opinion, be required (whether or not the Premises shall have been damaged by the casualty); or (b) the Premises shall be partially damaged by casualty during the last one year of the Lease Term, and the estimated cost of repair exceeds 25% of the Base Rent then remaining to be paid by Tenant for the balance of the Lease Term; Landlord may, within 90 days after the casualty, give notice to Tenant of Landlord’s election to terminate this Lease, and the balance of the Lease Term shall automatically expire on the fifth day after the notice is delivered. If Landlord does not elect to terminate this Lease, Landlord shall proceed with reasonable diligence to restore the Building and the Premises to substantially the same condition they were in immediately before the happening of the casualty. However, Landlord shall not be required to restore any unleased premises in the Building or any portion of Tenant’s property. Rent shall abate in proportion to the portion of the Premises not useable by Tenant as a result of any casualty covered by insurance carried or required to be carried by Landlord under this Lease, as of the date on which the Premises becomes unusable. Landlord shall not otherwise be liable to Tenant for any delay in restoring the Premises or any inconvenience or annoyance to Tenant or injury to Tenant’s business resulting in any way from the damage or the repairs, Tenant’s sole remedy being the right to an abatement of Rent.

ARTICLE XI
ALTERATIONS AND CONSTRUCTION LIENS
Section 11.1 Alterations by Tenant.
     “Alterations” shall mean any alteration, addition, or improvement in or on or to the Premises of any kind or nature, including any Tenant Improvements made prior to Tenant’s occupancy of the Premises. Tenant shall make no Alterations without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Landlord, or its agent or contractor, may supervise the performance of any Alterations. Notwithstanding the foregoing, Tenant may, with Landlord’s consent, increase the electrical capacity of the Building, and without Landlord’s consent make interior non-structural alterations to the Building which have no effect on the load bearing, mechanical, electrical, plumbing or other base Building systems, so long as the cost of such alterations does not exceed the sum of $25,000 for each Lease Year.
Section 11.2 Liens.
     Tenant shall have no authority or power, express or implied, to create or cause to be created any mechanic’s, materialmen’s or other lien, charge or encumbrance of any kind against the Property. Should any mechanic’s, materialmen’s or other lien, charge or encumbrance of any kind be filed against the Property by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be cancelled or discharged of record by bond or otherwise within sixty (60) days after notice to Tenant by Landlord, or within thirty (30) days after notice to Tenant by Landlord if at the time of such notice Landlord anticipates a sale or refinancing of the Property closed within sixty (60) days after said notice (and if Landlord includes that fact in Landlord’s notice to Tenant). If Tenant shall fail to cancel, bond or discharge said lien or liens within the time provided pursuant to this Section, Landlord may, at its sole option, cancel or discharge the same, and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all reasonable costs incurred in canceling or discharging such liens. Except to the extent that such costs, losses, or liabilities are caused by Landlord’s actions, Tenant shall indemnify and hold Landlord harmless from and against all costs (including reasonable attorneys’ fees and costs of suit), losses, liabilities, or cause of action arising out of or relating to any alterations, additions, or improvements made by Tenant to the Leased Premises, including, but not limited to, any construction or materialmen’s liens asserted in connection therewith. Landlord and Tenant expressly agree and acknowledge that no interest of Landlord in the Leased Premises or the Property be subject to any lien for improvements made by Tenant in or for the Leased Premises, and that Landlord shall not be liable for any lien for any improvements made by Tenant, such liability being expressly prohibited by the terms of this Lease. In accordance with applicable laws of the State of Florida, Landlord may file in the public records of the County in which the Building is located, a public notice containing a true and correct copy of this paragraph, and Tenant hereby agrees to inform all contractors and materialmen performing work in or for or supplying materials to the Leased Premises of the existence of the prohibition contained in this paragraph.

ARTICLE XII
ASSIGNMENT OR SUBLETTING
Section 12.1 Tenant’s Transfer.
     Tenant may not transfer any of its rights under this Lease, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without Landlord’s consent, which consent shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, Tenant may not sublease, assign, mortgage, encumber, permit the transfer of ownership or control of the business entity comprising Tenant, or permit any portion of the Premises to be occupied by third parties provided, however, Tenant may pledge its assets to obtain financing, without the consent of Landlord, and Landlord agrees to subordinate any priority with respect to those assets on the written request of the provider of such financing. Notwithstanding the foregoing, Tenant may assign this Lease or sublet the Premises to an affiliate of Tenant on notice to Landlord but without Landlord’s consent so long as a substantial purpose of such transfer is not to avoid the restrictions on transfers otherwise provided in this Lease. An affiliate of Tenant shall mean an entity that owns Tenant or is owned by or is under common control with Tenant or into or with which Tenant may be merged or consolidated, provided that (a) the merger is not part of a sale or transfer of Tenant’s business or assets to an entity that was not an affiliate of Tenant before the transfer, and (b) the resulting entity shall own all or substantially all of the assets of Tenant. Consent by Landlord to a transfer shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further transfer. Tenant shall remain fully liable for all obligations under this Lease following any such transfer. The joint and several liability of Tenant and any successor in interest of Tenant (by assignment or otherwise) under this Lease shall not in any way be affected by any agreement that modifies any of the rights or obligations of the parties under this Lease or any waiver of, or failure to enforce, any obligation under this Lease. If Landlord consents to any transfer, Tenant shall pay to Landlord, on demand, an administrative fee of $1,000 which will be used to reimburse Landlord for all of Landlord’s reasonable attorneys’ fees and costs associated with Landlord’s consent. Any transfer by Tenant in violation of this article shall, at Landlord’s option, be void. In the event Landlord consents to the sublease of all or any part of the Premises, Landlord shall be entitled to receive the 50% of the amount of any increased Rent provided for in said sublease, including sales tax, paid by a sublessee or assignee.
Section 12.2 Landlord’s Right of Recapture.
     Notwithstanding anything contained herein to the contrary, if Tenant notifies Landlord of its desire to effectuate a transfer, other than with respect to the transfer of ownership or control of the business entity comprising Tenant which shall not trigger the Landlord’s Right of Recapture as provided herein, Landlord may elect to terminate this Lease, or to reduce the Premises by the area requested to be subleased or assigned if the area is less than the entire Premises. If Landlord’s election is to terminate or to reduce the area of the Premises as provided herein Tenant shall have ten (10) days from receipt of Landlord’s notice of same to notify Landlord that Tenant has elected either (i) to accept such termination or reduction or (ii) to remain in possession of the Premises under this Lease for the remainder of the Term. If less than the entire Premises is recaptured by Landlord, at its option, may demise the Premises and Tenant shall reimburse Landlord, as Additional Rent, all costs associated therewith.
Section 12.3 Intentionally deleted.
Section 12.4 Landlord’s Transfer.
     Landlord shall have the right to sell, assign, mortgage, or otherwise encumber or dispose of Landlord’s interest in the Building, the Property, the Premises and this Lease. In the event of any such disposition, Landlord shall have no further liability or obligation to Tenant under this Lease. Tenant’s Security Deposit shall be transferred to the new owner of the Property, who shall confirm in writing to Tenant that such security has been received and shall be held in accordance with the provisions of this Lease.
ARTICLE XIII
OBLIGATION TO COMPLY
Section 13.1 Compliance with Laws.
     Tenant shall promptly comply with all laws, codes, and ordinances of governmental authorities, including the Americans With Disabilities Act of 1990 and all similar present or future laws. If any such compliance involves the structure or the systems of the Building, Landlord may elect to perform such compliance in which event Tenant shall pay, as Additional Rent, all of Landlord’s costs in connection therewith. Landlord shall be responsible to correct any non-compliance with the Americans With Disabilities Act of 1990 that exists as of the Commencement Date of the Lease, however not if caused by any action or inaction of Tenant or based on any subsequent amendments to the Americans With Disabilities Act of 1990.
Section 13.2 Rules and Regulations.
     Tenant shall comply with all rules and regulations now existing (See Exhibit “F”), or as may be subsequently published by Landlord to tenants of the Building.
Section 13.3 Attorneys’ Fees.
     The prevailing party in any litigation arising out of or in any manner relating to this Lease shall be entitled to recover from the losing party reasonable attorneys’ fees and costs.
ARTICLE XIV
RIGHT OF LANDLORD TO PERFORM TENANT’S COVENANTS
Section 14.1 Payment or Performance.
     Landlord shall have the right, upon ten (10) days prior written notice to Tenant (or without notice in case of emergency or in order to avoid any fine, penalty, or cost which may otherwise be imposed or incurred), to make any payment or perform any act required of Tenant under any provision in this Lease, and in exercising such right, to incur necessary and incidental costs and expenses, including reasonable attorney’s fees. Nothing herein shall imply any obligation on the part of Landlord to make any payment or perform any act required of Tenant, and the exercise of the right to do so shall not constitute a release of any obligation, waiver of any default or obligation of Landlord to make any similar payment or perform any similar act in the future.

Section 14.2 Reimbursement.
     All payments made, and all costs and expenses incurred in connection with Landlord’s exercise of the right set forth in Section 14.1, shall be reimbursed by Tenant within ten (10) days after receipt of a bill setting forth the amounts so expended, together with a service charge of fifteen (15%) percent of such amounts expended. Any such payments, costs and expenses made or incurred by Landlord shall be treated as Rent owed by Tenant.
Section 14.3 Landlord’s Default.
     In the event of any claimed default by Landlord under this Lease, Tenant shall provide Landlord with written notice of same, and Landlord shall have thirty (30) days within which to cure such alleged default, or such additional time as is necessary to cure such default, provided that Landlord commences and continues with due diligence to cure such alleged default.
ARTICLE XV
NON-LIABILITY AND INDEMNIFICATION
Section 15.1 Non-Liability of Landlord.
     Neither Landlord, nor any joint venture partner, members, managing agents, officer, director, agent, servant, or employee of Landlord, nor any Superior Mortgagee (as defined in Article XX below), shall be liable to Tenant for any loss, injury, or damage to Tenant or to any other person, or to its property, irrespective of the cause of such injury, damage or loss, unless caused by or resulting from the gross negligence of Landlord, in the operation or maintenance of the Premises or the Building, subject to the doctrine of comparative negligence in the event of negligence on the part of Tenant or any of its subtenants, licensees, employees, invitees, officers, agents or contractors. Tenant agrees that any Superior Mortgagee will not be liable to Tenant for injury, damage or loss caused by or resulting from the negligence of Landlord. Further, neither Landlord, nor any Superior Mortgagee, nor any joint venture partner, director, officer, agent, servant, or employee of Landlord shall be liable; (a) for any damage caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work; or (b) for incidental or consequential damages or lost profits arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant. Tenant shall not hold Landlord liable for any latent defect in the Premises, the Property or the Building, nor shall Landlord be liable for injury or damage to person or property caused by fire, theft, or resulting from the operation of elevators, heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, or dampness, which may leak or flow from any part of the Building or Property, or from the pipes, appliances or plumbing work of the Building, Premises or Property.

Section 15.2 Indemnification.
     Landlord and Tenant shall each indemnify, defend, and save harmless the other party and the other party’s employees, agents, and contractors from and against any and all loss, damage, claim, demand, liability, or expense (including reasonable attorneys’ fees) resulting from claims by third parties and based on any acts or omissions (specifically including negligence and the failure to comply with this Lease) of the indemnitor, its employees, agents, and contractors in connection with the Property and only to the extent caused in whole or in part by acts or omissions of the indemnitor, its employees, agents, and contractors, regardless of whether or not the claim is caused in part by any of the indemnified parties. When any claim is caused by the joint acts or omissions of the indemnitor and the indemnified parties, the indemnitor’s duties under this article shall be in proportion to the indemnitor’s allocable share of the joint liability.
Section 15.3 Impossibility of Performance.
     For purposes of this Lease, the term “Unavoidable Delay” shall mean any delays due to strikes, lockouts, civil commotion, war or warlike operations, terrorism, bioterrorism, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material, utility, or service because of governmental restrictions, hurricanes, floods, or other natural disasters, acts of God, or any other cause beyond the direct control of the party delayed. Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed in the performance of any act required under this Lease by reason of any Unavoidable Delay, then provided notice of the Unavoidable Delay is given to the other party within ten (10) days after its occurrence, performance of the act shall be excused for the period of the delay and the period for the performance of the act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of the delay. The provisions of this article shall not operate to excuse Tenant from the payment of Rent or from surrendering the Premises at the end of the Lease Term, and shall not operate to extend the Lease Term. Delays or failures to perform resulting from lack of funds or the increased cost of obtaining labor and materials shall not be deemed delays beyond the direct control of a party.
ARTICLE XVI
DEFAULT
Section 16.1 Events of Default.
     Each of the following shall be an event of default under this Lease:
A.	Tenant fails to make any payment of Rent or any other monetary amount when due (“Monetary Default”); or

B.	Tenant fails to perform any other obligation under this Lease (“Nonmonetary Default”); or

C.	Tenant or any Guarantor for Tenant’s obligations under this Lease becomes bankrupt or insolvent or makes an assignment for the benefit of creditors or takes the benefit of any insolvency act, or if any debtor proceedings be taken by or against Tenant or any Guarantor; or

D.	Tenant abandons the Premises; or

E.	Tenant transfers this Lease in violation of the Assignment or Subletting article; or

F.	Tenant fails to deliver an estoppel certificate within the time period required by the Estoppel Certificates article of this Lease.
Section 16.2 Grace Periods.
A.	Monetary Defaults. Notwithstanding anything contained in this Lease to the contrary, Tenant shall have a period of five (5) days after notice from Landlord of a Monetary Default in which to cure the default.

B.	Nonmonetary Defaults. Provided the default does not involve an emergency that must be addressed in a shorter time frame, Tenant shall have a period of 15 days after notice from Landlord of a Nonmonetary Default in which to cure the default. In addition, provided that the default does not involve an emergency that must be addressed in a shorter time frame, this grace period shall be extended if the default is of a nature that it cannot be completely cured within such grace period solely as a result of nonfinancial circumstances outside of Tenant’s control, provided that Tenant has promptly commenced all appropriate actions to cure the default within such cure period and those actions are thereafter diligently and continuously pursued by Tenant in good faith. In no event, however, shall the grace period exceed a total of 90 days. If the Nonmonetary Default is not cured before the expiration of the grace period, as extended, then Landlord may pursue any or all of its remedies.

C.	Statutory Notices. The notices of defaults to be given under this section may be the same as the notice required under Section 83.20, Florida Statutes or any successor statute and this Lease shall not be construed to require Landlord to give two separate notices to Tenant before proceeding with any remedies.

D.	Default Status. Tenant shall not be considered in default under this Lease until any applicable grace period has expired without the applicable event of default having been cured.
Section 16.3 Remedies.
     In addition to all remedies provided by law, if Tenant defaults, Landlord may terminate this Lease or Tenant’s right of possession of the Premises (without terminating this Lease) by notice to Tenant. If Landlord terminates this Lease or Tenant’s right of possession, Tenant shall remain liable for all Rent owed for the full Lease Term. In addition, Landlord may declare the entire balance of all forms of Rent due under this Lease for the remainder of the Lease Term to be forthwith due and payable and may collect the then present value of the Rents (calculated using a discount rate equal to the discount rate of the branch of the Federal Reserve Bank closest to the Premises in effect as of the date of the default). In the event that Landlord re-lets the Premises to another tenant during any portion of the remaining Lease Term, Landlord shall account to

Tenant, at the date of the expiration of the Lease Term, for the net amounts (after deduction of any or all of the following: marketing/advertising costs, legal expenses, brokerage commissions, “free rent”, moving costs, or other incentives granted, and the cost of alterations or improvements to the Premises required by any replacement tenant, together with any tenant improvement allowances granted to any replacement tenant) actually collected by Landlord as a result of a re-letting; provided, however, under no circumstances shall Landlord have any duty to re-let the Premises or attempt to re-let the Premises. Further, under no circumstances shall Tenant be entitled to any recovery by Landlord for the re-letting of the Premises which is in excess of the full amount of Rent for which Tenant is otherwise obligated to pay Landlord under the terms of this Lease. Landlord shall be entitled to any/all remedies provided under common Law and/or specifically provided under the terms of this Lease, which remedies may be exercised at any time or times by Landlord, as it so chooses, and such remedies are cumulative to one another.
Section 16.4 Presumption of Abandonment.
     It shall be conclusively presumed that Tenant has abandoned the Premises if Tenant fails to keep the Premises open for business during regular business hours for twenty (20) consecutive days while in monetary default. Any grace periods set forth in this article shall not apply to the application of this presumption.
Section 16.5 Multiple Defaults.
     Tenant acknowledges that any rights or options of first refusal, or to extend the Lease Term, to expand the size of the Premises, to delete space from the Premises, to purchase the Premises or the Property, or other similar rights or options that have been granted to Tenant under this Lease are conditioned on the prompt and diligent performance of the terms of this Lease by Tenant. Accordingly, should Tenant, on three or more occasions during any 12-month period, (a) fail to pay any installment of Rent within ten (10) days of the due date; or (b) otherwise materially default under this Lease, then, in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be deemed canceled and of no further force and effect.
Section 16.6 Right of Redemption.
     Intentionally deleted
ARTICLE XVII
NOTICE OF SURRENDER/HOLDOVER
Section 17.1 Notice of Surrender/Holdover.
     At least ninety (90) days before the last day of the term hereof, Tenant shall give to Landlord a written notice of intention to surrender the Premises on that date, but neither this Section 17.1 nor any failure by Landlord to protest the lack of such notice by Tenant shall be construed as an extension of the term or as a consent by Landlord to any holding over by Tenant.

Should Tenant hold over and remain in possession of the Premises at the expiration of any Term hereby created, Tenant shall, by virtue of this Section, become a tenant-at-sufferance and shall pay Landlord One Hundred Fifty (150%) percent of the Base Rent per month of the last monthly installment of Base Rent above provided to be paid. Said tenancy shall be subject to all the conditions and covenants of this Lease as though the same had been a tenancy-at-sufferance instead of a tenancy as provided herein, and Tenant shall give to Landlord at least thirty (30) days prior written notice of any intention to vacate the Premises, and shall be entitled to ten (10) days prior notice of Landlord to remove Tenant from the Premises in the event Landlord desires possession of the Premises; provided, however, that said tenant-at-sufferance shall not be entitled to ten (10) days notice in the event the said Rent is not paid in advance without demand, the said ten (10) days written notice being hereby expressly waived. Nothing herein shall be deemed to permit Tenant to retain possession of the Premises after the expiration of earlier termination of this Lease. Tenant will pay to Landlord, upon request, all damages that Landlord may suffer on account of Tenant’s failure to surrender possession of the Premises as required under this Lease upon the expiration or termination of this Lease and will indemnify Landlord against all liabilities, costs and expenses (including all reasonable attorneys’ fees and costs) arising out of Tenant’s delay in so delivering possession, including claims of any succeeding tenant.
ARTICLE XVIII
EMINENT DOMAIN
Section 18.1 Condemnation.
     If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by purchase in lieu of condemnation, this Lease shall terminate on the date on which possession of the Premises is delivered to the condemning authority or the deed is delivered to the purchaser and Rent shall be apportioned and paid to that date. If no portion of the Premises is taken but a substantial portion of the Property is taken, at Landlord’s option, this Lease shall terminate on the date on which possession of such portion of the Property is delivered to the condemning authority and Rent shall be apportioned and paid to that date. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Lease Term, nor shall Tenant be entitled to any part of the condemnation award or purchase price. If this Lease is not terminated as provided above, Rent shall abate in proportion to the portion of the Premises condemned. Tenant shall be permitted to to puruse its own own award separate and apart from Landlord, provided that any such award does not reduce the award that would otherwise have been paid to Landlord.
ARTICLE XIX
QUIET ENJOYMENT
Section 19.1 Quiet Enjoyment.
     Upon payment by Tenant of the rents herein provided, and upon the observance and performance of all terms, provisions, covenants and conditions on Tenant’s part to be observed and performed, Tenant shall, subject to all of the terms, provisions, covenants and conditions of this Lease, peaceably and quietly hold and enjoy the Premises for the Lease Term against all persons claiming by, through or under Landlord.

ARTICLE XX
SUBORDINATION
Section 20.1 Subordination.
     This Lease is and shall be subject and subordinate to all mortgages that may now or hereafter affect the Building or Property, and to all renewals, modifications, consolidations, replacements, and extensions of the mortgages. This article shall be self-operative and no further instrument of subordination shall be necessary. However, in confirmation of this subordination, Tenant shall execute promptly any certificate that Landlord may request. If the interest of Landlord under this Lease is transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any mortgage, or if this Lease is terminated by foreclosure of any mortgage to which this Lease is subordinate, then Tenant will, at the option to be exercised in writing by the purchaser or assignee, (a) attorn to it and will perform for its benefit all the terms of this Lease on Tenant’s part to be performed with the same force and effect as if the purchaser or assignee were the Landlord originally named in this Lease, or (b) enter into a new lease with the purchaser or assignee for the remainder of the Lease Term and otherwise on the same terms as provided in this Lease. At such time, Landlord shall provide a Subordination and Non-Disturbance Agreement in favor of Tenant from the Landlord’s current lender or any future lender in form and content reasonably satisfactory to tenant, but which shall provide that so long as Tenant is not in default under this Lease, it shall not be disturbed in its possession of the Premises.
ARTICLE XXI
LANDLORD’S RIGHT OF ACCESS
Section 21.1 Access for Maintenance and Repair.
     Landlord and persons authorized by Landlord shall have the right, at all reasonable times, to enter and inspect the Premises and to make repairs and alterations Landlord deems necessary, with reasonable prior notice, except in cases of emergency.
Section 21.2 Access for Inspection and Showing.
     Upon reasonable notice to Tenant and during Normal Business Hours, Landlord and its agents shall have the right to enter and/or pass through the Premises at any time to examine the Premises and to show them to prospective purchasers or mortgagees of the Building. During the period of six (6) months prior to the Expiration Date of this Lease, Landlord and its agents may exhibit the Premises to prospective tenants.
Section 21.3 Landlord’s Alterations and Improvements.
     If, at any time, any windows of the Premises are temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building, or if any part of the Building, other than the Premises, is temporarily or permanently closed or inoperable, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under the Lease. Landlord reserves the right to make such changes, alterations, additions, and improvements in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, doors, halls, passages, elevators, escalators and stairways thereof, and other public portion of the Building and the Property, as Landlord shall deem necessary or desirable, and no such alterations or changes shall be deemed a breach of Landlord’s covenant of quiet enjoyment or a constructive eviction.
ARTICLE XXII
SIGNS AND OBSTRUCTION
Section 22.1 Signs.
     No signage shall be placed by Tenant on any portion of the Property. However, Landlord, at Landlord’s expense, shall place a sign bearing Tenant’s name at the entrance door to the Premises and Tenant will be furnished a single listing of its name in the Building’s directory (at Landlord’s cost), all in accordance with the criteria adopted from time to time by Landlord for the Property. Any changes or additional listings in the directory shall be furnished (subject to availability of space) for a Building standard charge. In addition, Tenant shall be allowed to install, at its expense, a signed bearing its name on the exterior of the Building in which the Premises are located. This exterior sign shall be subject to the Landlord’s prior written approval, should be in conformity with any reasonable sign criteria imposed by Landlord, at a location to be determined by the Landlord, and should be in compliance with all applicable governmental codes and regulations, including specifically signage code for the City of Sunrise. Tenant shall be entitled to appear on the existing monument sign identifying the Property at the entrance to the Building.
Section 22.2 Obstruction.
     Tenant shall not obstruct the corridors, elevators, stairs, common areas, sidewalks, parking lots or other public portions of the Building or the Property in any manner whatsoever.
ARTICLE XXIII
NOTICES
Section 23.1 Notices.
     Any notice to be given under this Lease may be given either by a party itself or by its attorney or agent and shall be in writing and delivered by hand, by nationally recognized overnight air courier service (such as Federal Express), or by the United States Postal Service, registered or certified mail, return receipt requested, in each case addressed to the respective party at the party’s notice address below. A notice shall be deemed effective upon receipt or the date sent if it is returned to the addressor because it is refused, unclaimed, or the addressee has moved.

AS TO LANDLORD:	N/S SAWGRASS OFFICE ASSOCIATES, LLC
c/o Stiles Property Management Company
300 S.E. Second Street
Ft. Lauderdale, Florida 33301

WITH A COPY TO:	Stiles Corporation
300 S.E. Second Street
Ft. Lauderdale, Florida 33301
Attn: Asset Manager,
N/S Sawgrass Office Associates, LLC

AS TO TENANT:	Ceramic Protection Corporation
Prior to Occupancy:	590 Sawgrass Corporate Parkway
Sunrise, FL 33323

Following Occupancy:	1655 NW 136th Avenue
Sunrise, FL 33323
ARTICLE XXIV
MISCELLANEOUS
Section 24.1 Substitute Premises.
     Intentionally Omitted
Section 24.2 Radon Gas.
     Tenant is hereby advised that radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. The foregoing disclosure is provided to comply with state law and is for informational purposes only. Landlord has not conducted radon testing with respect to the Building and specifically disclaims any and all representations and warranties as to the absence of radon gas or radon producing conditions in connection with the Building and the Premises.
Section 24.3 Broker Commission.
     Landlord and Tenant covenant, warrant and represent that Stiles Realty Co. (hereinafter referred to as “Broker”) and Florida Trust Realty, Inc., (hereinafter referred to as “Co-Broker”) were instrumental in bringing about or consummating this Lease. Further, neither Landlord nor Tenant have had any conversations or negotiations with any broker except Broker and Co-Broker concerning the leasing of the Premises. Each party agrees to indemnify the other against and from any claims for any brokerage commissions (except those payable to Broker and Co-Broker) and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach by it of the foregoing representation.

Landlord shall pay all brokerage commissions due Broker in accordance with a separate agreement between Landlord and Broker. Broker shall pay Co-Broker in accordance with a separate agreement between Broker and Co-Broker.
Section 24.4 Estoppel Certificates.
     From time to time, Tenant, on not less than five (5) days’ prior notice, shall execute and deliver to Landlord an estoppel certificate in a form generally consistent with the requirements of institutional lenders and certified to Landlord and any mortgagee or prospective mortgagee or purchaser of the Property.
Section 24.5 No Recordation.
     This Lease shall not be recorded by Tenant in the Public Records of Broward County, Florida. Any attempted recordation by Tenant shall render this Lease null and void and entitle Landlord to the remedies provided for Tenant’s default.
Section 24.6 Time and Governing Law.
     Time is of the essence of this Lease and this Lease shall be governed by and construed in accordance with the laws of the State of Florida, and in the event litigation arises between the parties in connection with any of the terms of this Lease, venue shall lie in the Circuit Court in Broward County, Florida. If any provision of this Lease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Lease shall remain in full force and effect. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender, as the context may require.
Section 24.7 No Partnership or Joint Venture.
     Nothing contained in this Lease will be deemed or construed to create a partnership or joint venture between Landlord and Tenant, or to create any other relationship between the parties other than that of Landlord and Tenant.
Section 24.8 Approval by Superior Mortgagee.
     If required by a Mortgagee, this Lease shall not become binding upon Landlord until approval of the Lease by Landlord’s Mortgagee for the Building. Landlord shall obtain the approval of the Mortgagee, if required, prior to the execution of this Lease by Tenant.

Section 24.9 Financial Statements.
     Prior to the Commencement Date and thereafter throughout the term of this Lease, but no more than once per Lease Year, Tenant shall provide Landlord, within ten (10) days of Landlord’s request, its most current and complete financial statement, including, balance sheet and profit and loss statement, certified by an officer of Tenant.
Section 24.10 Capacity to Execute Lease.
     If Tenant is a corporation, limited liability company, partnership, trust, association or other entity, Tenant and each person executing this Lease on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.
Section 24.11 Landlord’s Liability.
     None of Landlord’s officers, employees, members, managing agents, managers agents, directors, shareholders, partners, or affiliates shall ever have any personal liability to Tenant under this Lease. No person holding Landlord’s interest under this Lease shall have any liability after such person ceases to hold such interest, except for any liability accruing while such person held such interest. Tenant shall look solely to Landlord’s estate and interest in the Building for the satisfaction of any right or remedy of Tenant under this Lease, and no other assets of Landlord shall be subject to levy, execution, or other enforcement procedure for the satisfaction of Tenant’s rights or remedies under this Lease, or any other liability of Landlord to Tenant of whatever kind or nature. Tenant waives any claims against Landlord that Tenant does not make in writing within 30 days of the onset of the cause of such claim. Landlord and Tenant each waive all rights (other than rights under the Section 17.1 — Notice of Surrender/Holdover) to consequential damages, punitive damages, or special damages of any kind.
Section 24.12 Jury Waiver/Counterclaims.
     LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE. TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION TO OBTAIN POSSESSION OF THE PREMISES.
Section 24.13 NonDisclosure of Lease Terms.
     Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or sublessee of the Premises, or to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce this Lease.
Section 24.14 Reserved Rights.
     Landlord retains and shall have the rights set forth below, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for rent abatement:
     (a) To grant to anyone the exclusive right to conduct any business or render any service in or to the Building and its tenants, provided that such exclusive right shall not operate to require Tenant to use or patronize such business or service or to exclude Tenant from its use of the Premises expressly permitted herein.
     (b) To perform, or cause or permit to be performed, at any time and from time to time, including during Business Hours, construction in the common areas and facilities or other leased areas in the Property.
     (c) To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas and facilities and other tenancies and premises in the Property and to create additional rentable areas through use or enclosure of common areas.
Section 24.15 No Waiver.
     The failure of a party to insist on the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver. The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being a default. No waiver shall be effective unless expressed in writing and signed by the waiving party. No notice to or demand on a party shall of itself entitle the party to any other or further notice or demand in similar or other circumstances. The receipt by Landlord of any Rent after default on the part of Tenant (whether the Rent is due before or after the default) shall not excuse any delays as to future Rent payments and shall not be deemed to operate as a waiver of any then existing default by Tenant or of the right of Landlord to enforce the payment of any other Rent reserved in this Lease or to pursue eviction or any other remedies available to Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent actually owed under the terms of this Lease shall be deemed to be anything other than a payment on account of the earliest stipulated Rent. No endorsement or statement on any check or any letter accompanying any check or payment of Rent will be deemed an accord and satisfaction. Landlord may accept the check or payment without prejudice to Landlord’s right to recover the balance of the Rent or to pursue any other remedy. It is the intention of the parties that this article modify the common law rules of waiver and estoppel and the provisions of any statute which might dictate a contrary result.

Section 24.16 Light and Air.
     Tenant agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.
Section 24.17 Adjacent Excavation and Shoring.
     If an excavation shall be made, or shall be authorized to be made, upon land adjacent to the Property, Tenant shall, upon notice, afford to the person causing or authorized to cause such excavation license to enter upon the Premises for the purpose of doing such work as such person shall deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations. In connection with such license, Tenant shall have no right to claim any damages or indemnity against Landlord, or diminution or abatement of Rent provided that Tenant shall continue to have access to the Premises.
Section 24.18 Name and Image of Building.
     Tenant shall not use pictures of the Building in advertising or other publicity, without Landlord’s prior written consent. Landlord reserves the right to change the name of the Building at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.
Section 24.19 Entire Agreement; Modifications.
     This Lease constitutes the entire understanding between the parties and shall bind the parties, their successors and assigns. No representations, except as herein expressly set forth, have been made by either party to the other, and this Lease cannot be amended or modified except by a writing signed by Landlord and Tenant. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant. Landlord and Tenant intend that faxed signatures constitute original signatures binding on the parties. This Lease shall bind and inure to the benefit of the heirs, personal representatives, and, except as otherwise provided, the successors and assigns of the parties to this Lease. Any liability or obligation of Landlord or Tenant arising during the Lease Term shall survive the expiration or earlier termination of this Lease.
     IN WITNESS WHEREOF, the parties have executed this Lease the day and year first above written.

“TENANT”

Signed, sealed and delivered
in the presence of:	CERAMIC PROTECTION CORPORATION
a Canadian corporation

	By:	/s/ Stephen Giordanella

	Name:	Stephen Giordanella
	Title:	Chief Executive Officer
/s/ Grimie Villarreal
Grimie Villarreal	Date:	April 12, 2007

Print Name

/s/ Bob Argenti
Bob Argenti

“LANDLORD”

Signed, sealed and delivered		N/S SAWGRASS OFFICE ASSOCIATES, LLC
in the presence of:		a Delaware limited liability company

	By:	SCP Sawgrass, LLC a Florida limited liability company, its managing member

		By:		Stiles Capital Partners I, Ltd., a Florida limited partnership, its managing member

			By:	SCP I GP, LLC a Florida limited liability company, its general partner

/s/ David Chavon
David Chavon			By:	/s/ Rocco Ferrera
Print Name			Name:	Rocco Ferrera,
/s/ Elizabeth A. Glavia			Its:	Vice President
Elizabeth A. Glavia			Date:	April 12, 2007

Print Name

EXHIBIT “A”
PREMISES

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EXHIBIT B
SITE PLAN

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EXHIBIT C
LEGAL DESCRIPTION
SAWGRASS TECHNOLOGY PARK:
     COMMENCE at the Northeast corner of said Section 34; thence South 000 08’ 48” East along the East boundary of said Section 34, a distance of 60.14 feet; thence South 89’ 51’ 16” West, 55.00 feet to the POINT OF BEGINNING, said point also lying on the West right-of-way line of N.W. 136th Avenue, as described in Official Records Book 9219, Page 752 of the Public Records of Broward County. Florida; thence South 00’ 08’ 44” East along said line 1,476.04 feet; thence South 71’ 04’ 49” West, 657.22 feet; thence South 89° 47’ 09” West, 1,402.18 feet; thence South 00’ 12’ 51” East, 152.48 feet; thence South 89° 47’ 09” West, 550.05 feet to a point on a line 10.00 feet East of and parallel with the West boundary of the East one-half (E. ‘A) of said Section 34; thence North 00’ 07’ 53” West along said line, 1,836.03 feet to a point on the South right-of-way line of Sunrise Blvd., as described on the Warranty Deed recorded in Official Records Book 9219, Page 752, of the Public Records of Broward County, Florida; thence North 89° 42’ 48” East along said line 2,573.84 feet to the POINT OF BEGINNING.
LESS
Those lands conveyed to the Broward County Expressway Authority in Official Records Book 12300, at Page 843 of the Public Records of Broward County. Florida.
ALSO LESS
Any portion of the above described lands lying within the right-of-way of Sunrise Boulevard and the right-of-way of N. W. 136th Avenue as shown on the plat of SUNRISE INDUSTRIAL PARK PHASE I. according to the plat thereof, recorded in Plat Book 114, Page 25, of the Public Records of Broward County, Florida
ALSO LESS
A portion of Parcel “A”, SUNRISE INDUSTRIAL PARK PHASE I, according to the plat thereof as recorded in Plat Book 14, Page 25, of the Public Records of Broward County, Florida, being more particularly described as fellows:
BEGINNING at the Northwest corner of said Parcel “A”
THENCE North 89° 42’ 48” East along the North boundary of said Parcel A, a distance of 348.86 feet;
THENCE South 84° 34’ 34” East along the North boundary, a distance of 100.50 feet;
THENCE North 89° 42’ 48” East along the North boundary, a distance of 150.00 feet;
THENCE North 00° 17’ 12” West along said North boundary, a distance of 10.00 feet;
THENCE North 89° 42’ 48” East along said North boundary, a distance of 410.00 feet;
THENCE South 84° 34’ 34” East along said North boundary, a distance of 100.50 feet,
THENCE North 89° 42’ 48” East along said North boundary, a distance of 150.00 feet;
THENCE North 00°17’ 12” West along said North boundary, a distance of 10.00 feet,
THENCE North 89° 42’ 48” East along said North boundary, a distance of 330.00 feet;
THENCE South 84° 34’ 34” East along said North boundary, a distance of 100.50 feet;
THENCE North 89° 42’ 48” East along said North boundary, a distance of 145.70 feet;
THENCE South 00° 17’ 12” East, a distance of 752.20 feet;

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THENCE South 89° 42’ 48” West, a distance of 1836.63 feet to the west boundary of said Parcel
THENCE North 00° 07’ 53” West along said West boundary, a distance of 762.20 feet to the POINT OF BEGINNING.
PARCEL II
Non-Exclusive right, privilege and easement for ingress and egress as defined in, and subject to, that Perpetual Non-Exclusive Agreement, dated July 10, 1989, filed September 27, 1989, and recorded in Official Records Book 16794, Page 33, of the Public Records of Broward County, Florida.
PARCEL III
Easement rights as set forth and defined in that Easement Agreement dated February 28, 2002 and filed March 4, 2002, in Official Records Book 32835, Page 479, of the Public Records of Broward County, Florida, subject to the terms and conditions contained therein.

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EXHIBIT “E”
RESTRICTED USES
Landlord shall not lease any space within the Building for use by a national or state chartered bank, private bank, or savings and loan institution for banking or bank-related operations including retail banking, mortgage and consumer lending services, trust services, bank administrative offices, or other services typically provided by national or state chartered banks, private banks or savings and loan institutions, but excluding securities brokerage and insurance companies, neither of which shall be subject to this exclusive.

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EXHIBIT “F”
TENANT RULES AND REGULATIONS
RULES & REGULATIONS
     1. PARKING. Tenants and occupants of the building shall have access to the parking area through cession driveways. The parking areas are non-exclusive and available to all tenants and their employees, licensees, and guests, other than reserved spaces. Landlord may, at any time during the term by notice to Tenant, designate for tenants’ use other reasonable parking spaces on the land, provided the number of parking spaces is not reduced, by mutual agreement. NO commercial or recreational vehicles shall be parked on the premises except those vehicles parked on a short-time temporary basis while delivering, repairing or servicing the Building and/or its Tenants.
     2.  SIGNAGE. Tenant shall not affix any device, sign or other fixture to the outside of the building or any window, door, or hallway without the written consent of the Landlord, in each and every case.
     It is hereby understood that the Premises herein leased are part of an office building consisting of professional suites, and it is understood that there shall be uniformity as to appearance of all signage relating to this Building. Signage shall consist of the following:
     A. A site sign designed by Landlord and maintained by Landlord shall contain the name of the Center.
     B. All signage for the building will be of the same look and family size and letter style. No advertising type signs shall be allowed. The Landlord reserves the right, however, to attach such signs to the Premises as are necessary for leasing and marketing purposes.
     C. Landlord shall cause to be placed a sign directly adjacent to each Tenants’ entrance. Each sign shall be of a standard size and background color that will conform to the overall concept of the Center. At the Tenant’s expense, the Landlord shall provide the tenant with a sign face, identifying the Tenant and his line of work — Such sign faces shall conform to the artwork as approved by both Landlord and Tenant.
     3. No curtains, draperies, blinds, shades, screens or other covering shall be attached to or hung or used in connection with any window or door of the demised Premises without the prior written consent of the Landlord, in each and every case. Curtains, draperies, blinds, shades, screens or other covering must be of a quality type design and color approved by landlord. Further, all draperies, shades, screens, or other covers shall have a neutral color of fabric facing exterior window views.
     No awnings or other projections shall be attached to the outside walls of the Building. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition, or wall which may appear unsightly from inside or outside of the Premises.

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     4. The parking areas, sidewalks, entrances, passages, courts, stairways, corridors, and halls shall not be obstructed or encumbered by any Tenant, unless a tenant is specifically granted such right in his Lease, nor used for any purpose other than ingress or egress to and from the Premises.
     5. In the event Tenant must dispose of crates, boxes, etc. which will not fit into office wastepaper baskets, it will be the responsibility of Tenant to dispose of same. In no event shall Tenant set such items in the public hallways or other areas of the building or parking areas, excepting Tenant’s own premises for disposal.
     6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, or other substances shall be placed therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors, or licensees shall have caused the same.
     7. No Tenant shall mark, paint, drill into, or in any way deface any part of the Premises or the building of which they form a part. No boring, cutting, or stringing of wires shall be permitted, except with the prior written consent of the landlord and as it nay direct, in each and every case.
     8. No bicycles, vehicles, animals of any kind shall be brought into or kept in or about the Premises. No Tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.
     9. No Tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, musical noise, whistling, singing, or in any other way. No Tenant shall throw anything out of the doors, windows, or skylights, or down the passageways.
     10. Each Tenant, upon occupancy of its space, will be issued two (2 keys to the leased space. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any Tenant, nor shall- any changes be made in existing locks or the mechanism thereof. Zach Tenant must, upon the termination of his tenancy, return to the Landlord all keys of offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the need for additional keys, or the loss of any keys so — furnished, such Tenant shall pay to the landlord the cost thereof, as determined, from time to time, by the Landlord.
     11. All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description must take place during the normal business hours which the Landlord or its agent may determine from time to time. The Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon 2 inch thick plank strips to distribute the weight. The moving of safes or other fixtures or bulky matter of any kind must be made after previous notice to and approval of the Manager of the building. Any damage done to the Building or to the Tenants or to other persons in bringing in or removing safes, furniture or other bulky or heavy articles shall be paid for by the Tenant.

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     12. Canvassing, soliciting and peddling in the Building is prohibited and each Tenant shall cooperate to prevent the same.
     13. The Landlord may retain a pass key to the Leased Premises, and allowed admittance thereto at all times to enable the representatives to examine the said Premises.
     14. The Landlord reserves the right to make such other and further reasonable rules and regulations as in its judgment may train time to time be needed for the safety, care and cleanliness of the Premises, and for the preservation of good order therein, and any such other or further rules and regulations shall be binding upon the parties hereto with the same farce and effect ax if they bad been inserted herein at the time of the examination hereof.
     15. No Tenant, nor any of the Tenant’s servants, employees, agents, visitors, or licensees, shall at any time bring or keep upon the Premises any inflammable, combustible, or explosive fluid, chemical or substance.
     16. Landlord will not be responsible for any lost or stolen personal property, equipment, money or jewelry from Tenant’s Premises or public rooms regardless of whether such loss occurs when the area is lacked against entry or-not.
     17. Landlord shall not permit the preparation of food for consumption on the Premises nor use the facilities for the preparation of food without written consent, in each and every case. Tenant shall not use the Premises for housing, lodging, sleeping nor any immoral or illegal purpose.
     18. Tenant and its employees and visitors are not permitted to smoke or consume food or-beverages in the common area.
     19. Tenant shall not operate, or permit to be operated, any mechanical machinery, steam engine, boiler, or stove without landlord’s written consent, in each and every case; Tenant win not allow the use of oil, burning fluids, kerosene, gasoline or other fuels within the Premises.
     20. No article deemed as extra hazardous on account of fire or explosion shall be brought into the Premises.
     21. No loitering or littering.
     22. It is understood and agreed that Landlord has the undisputed right to temporarily discontinue water, electric, air conditioning, elevator, for any other service necessary for the proper maintenance, repair or improvement of the Building.
In the event of any inconsistency between the Lease with Tenant and the rules and regulations herein, the terms of the Lease shall control.

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EXHIBIT G
RIDER 1
     Right of First Refusal. Landlord hereby grants to Tenant a 1-time right of first refusal to purchase the Premises on the same terms and conditions as have been offered by or to Landlord and which Landlord wishes to accept. If Landlord should make or receive a bona fide offer for the purchase of only the Premises from a third party, not in any way affiliated with Landlord (including but not limited to having any ownership interest in the Landlord or any of its members or being a parent, subsidiary or sister entity to the Landlord or any of its members), then Landlord will deliver to Tenant a true and complete copy of the offer and a description of the proposed purchaser and its principals for whom it is acting if it is acting as a fiduciary, nominee or other representative. However this specifically does not apply to any offer Landlord receives to purchase the entire Property, inclusive of the Premises, and applies only upon receipt of an offer to purchase only the Premises. To exercise this right, Tenant must deliver to Landlord written notice of acceptance of the offer to purchase, within seven (7) business days after receipt of the offer and information on the proposed purchaser. Tenant’s failure to deliver such notice of acceptance within such seven (7) business day period will constitute an election not to exercise this right and irrevocable waiver of its right to do so.

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EXHIBIT H

EXCLUSIONS FROM OPERATING EXPENSES
     “Operating Costs do not include (i) interest, principal, or other payments on account of any indebtedness that is secured by any encumbrance on any part of the Sawgrass Technology Park, or rental or other payments under any ground lease, or any payments in the nature of returns on or of equity of any kind, and costs of selling, syndicating, financing, mortgaging or hypothecating any part of or interest in Sawgrass Technology Park; costs of restoration to the extent of net insurance proceeds received by Landlord with respect thereto, (ii) leasing commissions, advertising expenses or the costs of renovating space for tenants; (iii) costs of selling, syndicating, financing, mortgaging or hypothecating any part of or interest in the Property; (iv) taxes on the income of Landlord or Landlord’s franchise taxes (unless any of said taxes are hereafter instituted by applicable taxing authorities in substitution for ad valorem real property taxes); (v) any bad debt loss, rent loss or reserves for bad debts or rent loss; (vi) wages, salaries, fees and fringe benefits paid to administrative or executive personnel above the level of Building manager or paid to officers or partners of Landlord, except to the extent their work is attributable to the Building, and fees or other costs for professional services provided by space planners, architects, engineers, and other similar professional consultants, real estate commissions, and marketing and advertising expenses related to the Common Areas or the Property; (vii) costs of defending or prosecuting litigation with any party, unless a favorable judgment would reduce or avoid an increase in Operating Costs, or unless the litigation is to enforce compliance with Rules and Regulations of the Sawgrass Technology Park, or other standards or requirements for the general benefit of the Tenants; (viii) late charges, interest or penalties of any kind for late or other improper payment of any public or private obligation, including ad valorem taxes; (ix) costs for which Landlord is reimbursed from any other source; and (x) costs related to any building or land not included in Sawgrass Technology Park, including any allocation of costs incurred on a shared basis, such as centralized accounting costs, unless the allocation is made on a reasonable and consistent basis that fairly reflects the share of costs actually attributable to the Project.
If Landlord is able to elect that payment of a special assessment (including an assessment pursuant to any declaration which affects the Property) can be spread out over more than one payment, then for purposes of Tenant’s proportionate share of Operating Costs for any year of the balance of the Term, Landlord shall be deemed to have elected to do so for the period of time the Lease is in effect (or the part thereof for which such spreading of payments is permitted) so that such special assessment together with applicable fees and interest costs is charged to Tenant as part of the Operating Expenses for the applicable Lease Years.

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